UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 31, 2020

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road

Building III, Suite 200

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 614-1848

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 31, 2020, Savara Inc. (“Savara”) entered into an amendment (the “Third Amendment”) to the Loan and Security Agreement dated April 28, 2017 (the “Loan Agreement”) between Savara and its Aravas Inc. subsidiary, as co-borrowers, and Silicon Valley Bank, as lender (“SVB”), as amended by the First Amendment to Loan and Security Agreement dated October 31, 2017 and the Second Amendment to Loan and Security Agreement dated December 4, 2018. The Third Amendment amends the Loan Agreement to refinance the amount outstanding under the loan facility, extend the maturity and interest-only period, and make certain other changes.

The Loan Agreement, as amended by the Third Amendment (the “Amended Loan Agreement”), provides for a $25.0 million term loan facility. The loan is to be made available to Savara upon the effectiveness of the Third Amendment and will be used to refinance the amount currently outstanding under the loan facility.

Pursuant to the Amended Loan Agreement, the loan is now payable as interest-only through June 30, 2022 and thereafter in equal monthly installments of principal plus interest over 18 months. However, if by March 31, 2021, Savara does not have an ongoing phase 3 or phase 4 clinical trial evaluating its Molgradex product for the treatment of autoimmune pulmonary alveolar proteinosis in which the first patient has been dosed (the “Trial Requirement”), the interest-only period will end and principal plus interest will be due in equal monthly installments over 24 months beginning on April 1, 2021.

The loans bear interest at the greater of (i) the prime rate reported in The Wall Street Journal, plus a spread of 3.00% or (ii) 7.75%. Savara is also obligated to pay customary closing fees and a final payment of 6.0% of the aggregate principal amount of the loans advanced under the facility. The final payment and all outstanding principal and accrued and unpaid interest under the facility is due and payable on December 1, 2023, or, if the Trial Requirement is not met, March 31, 2023.

In addition to customary affirmative and negative covenants, the Amended Loan Agreement contains an affirmative covenant requiring Savara to deliver evidence by June 30, 2021, of the receipt of gross cash proceeds of at least $25.0 million from the exercise of currently outstanding warrants or the issuance of other equity securities.

In connection with the execution of the Third Amendment and the funding of the term loan, Savara will enter into amendments to each of the outstanding warrants previously issued to SVB and its affiliate Life Science

Loans II, LLC in connection with the Loan Agreement to revise the exercise price per share to be equal to the lesser of (i) the average closing price of Savara’s Common Stock for the 10 trading days prior to the effective date of the Third Amendment or (ii) the closing price on the day prior to the date of the effective date of the Third Amendment (the “Warrant Amendments”). The foregoing description of the Warrant Amendments is qualified in its entirety by reference to the full text of the Warrant Amendments, which are filed as Exhibits 4.1-4.6 hereto.

Upon the entry into the Third Amendment, Savara was required to pay SVB a fee of $0.5 million related to the refinancing of the amount outstanding under the loan facility.

The Third Amendment is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Second Amendment to Warrant to Purchase Common Stock dated January 31, 2020, to Warrant to Purchase Common Stock of the Registrant issued to Life Science Loans II, LLC on April 28, 2017 (as amended by that certain Amendment to Warrant to Purchase Common Stock dated as of June 26, 2017)

4.2	Second Amendment to Warrant to Purchase Common Stock dated January 31, 2020, to Warrant to Purchase Common Stock of the Registrant issued to Silicon Valley Bank on April 28, 2017 (as amended by that certain Amendment to Warrant to Purchase Common Stock dated as of June 26, 2017)

4.3	Amendment to Warrant to Purchase Common Stock of the Registrant dated January 31, 2020, to Warrant to Purchase Common Stock of the Registrant issued to Life Science Loans II, LLC on June 26, 2017

4.4	Amendment to Warrant to Purchase Common Stock of the Registrant dated January 31, 2020, to Warrant to Purchase Common Stock of the Registrant issued to Silicon Valley Bank on June 26, 2017

4.5	Amendment to Warrant to Purchase Common Stock of the Registrant dated January 31, 2020, to Warrant to Purchase Common Stock of the Registrant issued to Life Science Loans II, LLC on December 4, 2018

4.6	Amendment to Warrant to Purchase Common Stock of the Registrant dated January 31, 2020, to Warrant to Purchase Common Stock of the Registrant issued to Silicon Valley Bank on December 4, 2018

10.1	Third Amendment, dated January 31, 2020, to Loan and Security Agreement, dated April 28, 2017, as amended on October 31, 2017 and December 4, 2018, among the Registrant, Aravas Inc. and Silicon Valley Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2020		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial Officer